As filed with the Securities and Exchange Commission on April 2, 2007
Registration No. 333-141588

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA PRECISION STEEL, INC.
(Exact name of registrant as specified in its charter)

Colorado	14-1623047
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number

China Precision Steel, Inc.
8th Floor, Teda Building
87 Wing Lok Street
Sheung Wan, Hong Kong
People’s Republic of China
86-21-5994-8500
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

The Corporation Company 1675 Broadway, Suite 1200 Denver, CO 80202 (303) 629-2500	With a copy to: Barbara A. Jones, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP One Lincoln Street Boston, MA 02111 (617) 951-9096
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
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If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
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If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
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Calculation of Additional Registration Fee (1)
Title of Each Class of Securities to be Registered	Additional Amount to be Registered	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Additional Registration Fee (1) (3)
Common Stock , $0.001 par value per share	100,000(2)	$6.83	$683,000.00	$20.97

(1)
On March 26, 2007, the Registrant paid $1,885.93 in connection with the registration on this Form S-3 of 8,719,814 shares of Common Stock, $0.001 par value per share, based upon the average of the high and low price for the Company’s Common Stock on The NASDAQ Capital Market on March 22, 2007 of $7.045 per share. This Amendment No. 1 registers an additional 100,000 shares of Common Stock for resale by an additional selling stockholder named in this Prospectus.

(2)
All shares are being registered on this registration statement for resale by the selling stockholders named in this prospectus. Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also registers such additional shares of the registrant’s common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions with respect to the common shares being registered hereunder.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price for the Company’s Common Stock on The NASDAQ Capital Market on March 29, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated April 2, 2007

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

8,819,814 Shares

CHINA PRECISION STEEL, INC.

Common Stock

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This prospectus relates to the resale of up to 8,819,814 shares of our common stock. The shares of common stock may be offered from time to time by the Selling Stockholders identified on page 13 in this prospectus. We originally issued the shares in connection with private transactions. We will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

The Selling Stockholders, or their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded, in private transactions or otherwise. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at a varying price determined at the time of sale, or at negotiated prices. See “Plan of Distribution” beginning on page 16 for more information about how a selling stockholder may sell its shares of common stock.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CPSL.” On March 29, 2007, the last reported sale price of our common stock on The NASDAQ Capital Market was $6.97 per share.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should consider before deciding to invest in any securities offered by this prospectus. See “Risk Factors,” beginning on page 6 of this prospectus.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is April  , 2007.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with additional or different information. The Selling Stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. In this prospectus and any prospectus supplement, unless otherwise indicated, “CPSL,” “the Company,” “we,” “us” and “our” refer to China Precision Steel, Inc. and its subsidiaries, and do not refer to the Selling Stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “target,” “expects,” “management believes,” “we believe,” “we intend,” “we may,” “we will,” “we should,” “we seek,” “we plan,” the negative of those terms, and similar words or phrases.  We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus.  These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY

The following is only a summary. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference into this prospectus under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” from our other filings with the SEC. Investing in our common stock involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” beginning on page 6.

THE COMPANY

We are a niche precision steel processing company principally engaged in the manufacture and sale of high precision cold-rolled steel products and in the provision of heat treatment and cutting of medium and high carbon hot-rolled steel strips and chrome series stainless steel. We conduct our operations principally in China through our wholly-owned operating subsidiary, Shanghai Chengtong Precision Strip Co., Limited, or Chengtong. We intend to expand overseas into Japan, Taiwan, Korea, Thailand, the Philippines, the European Union and the United States in the future.

We currently produce extremely thin cold-rolled precision steel strips ranging from 3.0 mm to 0.03 mm. We also provide heat treatment and cutting of medium and high carbon hot-rolled steel strips and chrome stainless steel series not exceeding 3.0 millimeters fineness. Currently, our specialty precision products are mainly used in the manufacture of automobile parts and components, food packaging materials, saw blades, textile needles, microelectronics, packing and containers.

As of December 31, 2006, we had an annual production capacity of approximately 250,000 tons. Two new Phase 2 production facilities, which added approximately 10,000 square meters of production area, and an office building were completed in August 2006 and product trial runs commenced in September 2006. Actual production commenced in October 2006. In addition, with the completion of the new production facilities, Chengtong installed one 1,400mm width cold mill, adding an additional 150,000 tons to our annual production capacity. The installation of a 1,700mm cold roll mill, with an additional 150,000 tons of capacity, is expected to be completed and actual production is expected to commence prior to the end of the fiscal year ending June 30, 2007.

Our Directors believe that the increased annual production capacity of approximately 400,000 tons will be fully utilized within two years after commencement of operation. The new production facilities will focus on the production of high carbon, high strength cold-rolled steel products and the production of more complex precision steel products that can not be manufactured in our current rolling mill. Our existing facilities will primarily manufacture low carbon cold-rolled steel products.

During the fiscal years ended June 30, 2006, 2005 and 2004, we earned net income of $7,514,101, $6,366,441 and $198,776, respectively. During the quarters ended December 31, 2006 and 2005, we earned net income of $2,888,444 and $2,687,628, respectively. At December 31, 2006, we had total assets of $64,738,973. Chengtong currently has approximately 280 employees, including 24 senior management and technical staff members and leases 20,000 square meters of production facilities (including 10,000 square meters of new Phase 2 production facilities) in Jiading District, Shanghai, on four acres of property.

We are a Colorado company and became a public company in May 1997 through a reverse merger with SSI Capital Corporation. At that time, we changed our name to OraLabs Holding Corp. In December 2006, we merged with Partner Success Holdings Limited, or PSHL, a British Virgin Islands business company, which owns Chengtong. In connection with that transaction, we subsequently redeemed all of the shares of our outstanding common stock owned by our former President, Gary Schlatter, in exchange for all of the issued and outstanding shares of OraLabs, Inc., our wholly-owned subsidiary. Thereafter, we renamed ourself China Precision Steel, Inc. to reflect our continuing operations.

Our corporate headquarters are located 8th Floor, Teda Building, 87 Wing Lok Street, Sheung Wan, Hong Kong, and our telephone number is (011) 86-21-5994-8500. Our agent for service of process in the United States is The Corporation Company, 1675 Broadway, Suite 1200, Denver, Colorado 80202. Although we maintain a website at www.shctps.com, we do not intend that information available on our website be incorporated into this prospectus. For additional information about us and our business, see “Where You Can Find More Information.”

THE OFFERING

Common stock offered by Selling Stockholders	8,819,814 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock by the Selling Stockholders named on page 13 of this prospectus.

Registration Rights	We have agreed to use reasonable best efforts to keep the registration statement, of which this prospectus forms a part, current and continuously effective for a period of twenty-four (24) months.

Trading	Our common stock is traded on The NASDAQ Capital Market under the symbol “CPSL.”

Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

RISK FACTORS

The realization of any of the risks described below could have a material adverse effect on the Company’s business, results of operations and future prospects.

Risks Relating to the Company’s Business

Steel consumption is cyclical and worldwide overcapacity in the steel industry and the availability of alternative products has resulted in intense competition, which may have an adverse effect on profitability and cash flow.

Steel consumption is highly cyclical and generally follows general economic and industrial conditions both worldwide and in various smaller geographic areas. The steel industry has historically been characterized by excess world supply. This has led to substantial price decreases during periods of economic weakness, which have not been offset by commensurate price increases during periods of economic strength. Substitute materials are increasingly available for many steel products, which may further reduce demand for steel. Additional overcapacity or the use of alternative products could have a material adverse effect upon the Company and its results of operations.

Rapidly growing demand and supply in China and other developing economies may result in additional excess worldwide capacity and falling steel prices.

Over the last several years steel consumption in China and other developing economies such as India has increased at a rapid pace. Steel companies have responded by developing plans to rapidly increase steel production capability in these countries and entered into long-term contracts with iron ore suppliers in Australia and Brazil. Steel production, especially in China, has been expanding rapidly and could be in excess of Chinese demand depending on continuing demand growth rates. Because China is now the largest worldwide steel producer, any significant Chinese capacity excess could have a major impact on world steel trade and prices if excess production is exported to other markets.

Increases in prices and limited availability of raw materials and energy may constrain operating levels and reduce profit margins.

Steel producers require large amounts of raw materials - iron ore or other iron containing material, steel scrap, coke and coal as well as large amounts of energy. Over the last several years, prices for raw materials and energy, in particular natural gas and oil, have increased significantly. In many cases these price increases have been at a greater percentage than price increases for the sale of steel products. Steel producers have periodically been faced with problems in receiving sufficient raw materials and energy in a timely manner, resulting in production curtailments. These production curtailments and escalated costs have reduced profit margins and may continue to do so in the future, which could have a material adverse effect upon the Company and its results of operations.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs.

The Company’s operating subsidiary, Shanghai Chengtong Precision Strip Co., Ltd., which we sometimes refer to as Chengtong, is currently subject to numerous Chinese provincial and local laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. The Company’s consolidated business and operating results could be materially and adversely affected if the Company were to increase expenditures to comply with any new environmental regulations affecting its operations.

The Company may require additional capital in the future and we cannot assure that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to stockholdings.

The development of high quality specialty precision steel requires substantial funds. Sourcing external capital funds for product development and requisite capital expenditures are key factors that have and may in the future constrain the Company’s growth, production capability and profitability. For the Company to achieve the next phase of its corporate growth, increased production capacity, successful product development and additional external capital will be necessary. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company, if at all. Any sale of a substantial number of additional shares of common stock or securities convertible into common stock will cause dilution to the holders of the Company’s common stock and could also cause the market price of its common stock to decline.

The Company faces significant competition from competitors who have greater resources than the Company, and the Company may not have the resources necessary to successfully compete with them.

The Company is one of a few manufacturers of specialty precision steel products in China. Differences in the type and nature of the specialty precision steel products in China’s steel industry are relatively small, and, coupled with intense competition from international and local suppliers, to a limited extent, consumers’ demand is rather price sensitive. Competitors may increase their market share through pricing strategies. The Company’s business is in an industry that is becoming increasingly competitive and capital intensive, and competition comes from manufacturers located in China as well as from international competition. The Company’s competitors may have financial resources, staff and facilities substantially greater than the Company’s and the Company may be at a competitive disadvantage compared with larger companies.

The Company produces a limited number of products.

Cold-rolled specialty precision steel is a relatively new industry in China; manufacturers previously relied on imports from Japan, Korea, the European Union and the United States. Accordingly, the average quality and standards of China’s high precision steel industry lags behind the international norm. During the last three years, the Company believes that it has developed a nationally recognizable brand, however, it has not yet established an internationally recognizable brand for its specialty steel products. As of March 15, 2007, the Company offered more than 40 high precision steel products of over 100 specifications. Currently the Company produces five major categories and over ten types of high precision steel products. However, there are many other specialty precision steel products of similar nature in the market and the narrow band of the Company’s precision steel products may negatively impact the Company’s financial performance should there be drastic changes in market demands and/or competition.

Increased imports of steel products into China could negatively affect domestic steel prices and demand levels and reduce profitability of domestic producers.

In 2004, China’s total production of cold-rolled steel sheets was approximately 10.55 million tons, and imports accounted for approximately 6.91 million tons. Foreign competitors may have lower labor costs, and are often owned, controlled or subsidized by their governments, which allows their production and pricing decisions to be influenced by political and economic policy considerations as well as prevailing market conditions. Import levels may also be impacted by decisions of government agencies, under trade laws. Increases in future levels of imported steel could negatively impact future market prices and demand levels for steel produced by the Company.

The Company has substantial indebtedness with floating interest rates.

At December 31, 2006, total outstanding indebtedness, on a consolidated basis, was $30,102,117 in bank debt (all of which was interest-bearing) and $2,240,599 due to directors. Approximately 80% of the bank debt was floating-rate debt with interest rates which vary with changes in the standard rate set by the People’s Bank of China. To the extent interest rates increase, the Company will be liable for higher interest payments to its lenders. For the current financial year, annual interest on loans is anticipated to be approximately $1.8 million. The impact of a 1% increase in interest rates will increase interest expense by approximately $240,000. As the Company’s short-term borrowings mature, it will be required to either repay or refinance these borrowings. An increase in short-term interest rates at the time that the Company seeks to refinance short-term borrowings may increase the cost of borrowings, which may adversely affect the Company’s earnings and cash available for distribution to its shareholders.

The Company depends upon its key personnel. The loss of any key personnel or its failure to attract and retain key personnel could adversely affect its future performance, strategic plans and other objectives.

The loss or failure to attract and retain key personnel could significantly impede the Company’s future performance, including product development, strategic plans, marketing and other objectives. The Company’s success depends to a substantial extent not only on the ability and experience of its senior management, but particularly upon the Company’s Chairman, Wo Hing Li; the General Manager of Chengtong, Hai Sheng Chen; and Chief Financial Officer, Leada Tak Tai Li. The Company does not currently have in place key man life insurance on Wo Hing Li, Hai Sheng Chen or Leada Tak Tai Li. To the extent that the services of these officers and directors would be unavailable to the Company, the Company would be required to recruit other persons to perform the duties performed by Wo Hing Li, Hai Sheng Chen and Leada Tak Tai Li. We may be unable to employ other qualified persons with the appropriate background and expertise to replace these officers and directors on terms suitable to us.

Termination of preferential taxation policy may negatively impact our profitability.

As a wholly foreign owned enterprise, Chengtong is entitled to preferential tax advantages, including full tax exemption on the enterprise income tax that was generated in the first two years, after the recoveries of previous losses, and a one-half reduction in the enterprise income tax, to a rate of 13.5%, for the next 3 years. The full tax exemption for the enterprise income tax expired on December 31, 2005 and the one-half reduction on the enterprise profit tax will expire on December 31, 2008. After such tax holidays, profits generated by the Company shall be subject to the full tax rate of 27%. In the event that the Company no longer receives preferential tax treatment, such a condition would have a material adverse effect on the results of its operations.

Protection and infringement of intellectual property.

Except for a patent on the Environment-Conscious Mill Bearing with Inner Circular Lubrication, the Company has no patents or licenses that protect its intellectual property. Unauthorized parties may attempt to copy aspects of the Company’s products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company’s products is difficult. The Company’s experienced key engineers and management staff are extensively involved in all facets of research, design, craftwork, styling and development of the specialty precision products. Potential risks on the divulgence of skills and the development of new products increase should these employees resign, as the Company relies heavily on them. Chengtong has also elected to protect internally developed know-how and production processes (such as system pressure, cleanliness of the lubrication, temperature control, appropriate allocation of oil supply and retrieving, which are vital in providing a radical solution to the difficulties associated with lubricating rolling mills’ backing bearing) by requiring all key personnel (production engineers and management staff) to sign non-disclosure and confidentiality contracts. However, the Company’s means of protecting its proprietary rights may not be adequate. In addition, the laws of some foreign countries do not protect the Company’s proprietary rights to as great an extent as do the laws of the United States. The Company’s failure to adequately protect its proprietary rights may allow third parties to duplicate its products, production processes or develop functionally equivalent or superior technology. In addition, the Company’s competitors may independently develop similar technologies or design around the Company’s proprietary intellectual property.

The Company depends upon its largest customers for a significant portion of its sales revenue, and the Company cannot be certain that sales to these customers will continue. If sales to these customers do not continue, then the Company’s sales may decline and our business may be negatively impacted.

The Company currently supplies its high precision steel products to 12 major customers in the Chinese domestic market. For the years ended June 30, 2006 and 2005, sales revenues generated from the top five major customers amounted to 50% and 88% of total sales revenues, respectively; sales to the largest single customer for the same periods amounted to 15% and 28% of total sales revenues, respectively. For the six months ended December 31, 2006 and 2005, sales to Chengtong’s largest customer in each such period amounted to 36% and 29%, respectively. The Company does not enter into long-term contracts with its customers, and therefore cannot be certain that sales to these customers will continue. The loss of any of our largest customers would likely have a material negative impact on the Company’s sales revenues and business.

Defects in the Company’s products could impair the Company’s ability to sell its products or could result in litigation and other significant costs.

Detection of any significant defects in the Company’s precision steel products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of its products, diversion of development resources, injury to the Company’s reputation or increased costs to correct such defects. Defects could harm the Company’s reputation, which could result in significant costs to the Company and could impair its ability to sell its products. The costs it may incur in correcting any product defects may be substantial and could decrease its profit margins.

If the Company’s production facilities were destroyed or significantly damaged as a result of fire or some other natural disaster, the Company would be adversely affected.

All of the Company’s products are currently manufactured at its existing facilities located in the Jiading District in Shanghai, China. Fire fighting and disaster relief or assistance in China may not be as developed as in Western countries. While the Company maintains property damage insurance aggregating approximately $18.5 million covering its raw materials, finished goods, equipment and buildings and another $10.5 million insurance against equipment breakdown, it does not maintain business interruption insurance. Material damage to, or the loss of, its production factory facilities due to fire, severe weather, flood or other act of God or cause, even if insured, could have a material adverse effect on the Company’s financial condition, results of operations, business and prospects.

Judgments against the Company and management may be difficult to obtain or enforce.

The Company’s principal executive offices are located in Hong Kong, PRC. Outside the United States, it may be difficult for investors to enforce judgments obtained against the Company in actions brought in the United States, including actions predicated upon the civil liability provisions of federal securities laws. In addition, most of the Company’s officers and directors reside outside of the United States and the assets of these persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons, or to enforce against the Company or these persons judgments predicated upon the liability provisions of United States federal securities laws.

The Company may not pay dividends in the future.

The Company may not be able to declare dividends or the Board of Directors may decide not to declare dividends in the future.

Risks Relating to China

 The Company faces significant risks if the Chinese government changes its policies, laws, regulations, tax structure or its current interpretations of its laws, rules and regulations relating to our operations in China.

Chengtong’s manufacturing facility is located in China. As of March 15, 2007, all of the Company’s assets are located in China and, except for a small volume of exports to Thailand and the Philippines, all of its sales revenues are generated in China. Accordingly, the Company’s results of operations, financial state of affairs and future growth are, to a significant degree, subject to China’s economic, political and legal development and related uncertainties. Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations, confiscatory taxation, changes in employment restrictions, restrictions on imports and sources of supply, import duties, corruption, currency revaluation or the expropriation of private enterprise could materially and adversely affect the Company. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then the Company’s business could be adversely affected. Chengtong could even be subject to the risk of nationalization, which could result in the total loss of investment. Following the Chinese government’s policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection. Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by the Company. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications.

Fluctuations in exchange rates of the Renminbi could adversely affect the value of and dividends, if any, payable of shares of the Company’s common stock.

Save for the recent exports to Thailand and the Philippines, all of the Company’s local sales revenues are collected in and substantially all of its expenses are paid in the Chinese Renminbi. The Chinese Renminbi had remained stable against the U.S. Dollar at approximately 8.28 Yuan to 1.00 U.S. Dollar for several years, and it was not until July 21, 2005 that the Chinese currency regime was altered, with a 2.1% revaluation versus the United States Dollar. This move initially valued the Renminbi at 8.11 per United States Dollar. In addition, the Renminbi is no longer linked to the U.S. currency but rather to a basket of currencies with a 0.3% margin of fluctuation. However, there remains international pressure on the Chinese government to adopt an even more flexible currency policy, and, as of March 29, 2007, the exchange rate was 7.728 Yuan to 1.00 U.S. Dollar. The exchange rate of Renminbi is subject to changes in China’s government policies which are, to a large extent, dependent on the economic and political development both internationally and locally and the demand and supply of Renminbi in the domestic market. There can be no assurance that such exchange rate will continue to remain stable in the future amidst the volatility of currencies, globalization and the unstable economies in recent years. Since (i) the income and profit of the Company are mainly denominated in Renminbi and (ii) the payment of dividends will be in U.S. dollars, if any, any exchange fluctuation of the Renminbi against other foreign currencies would adversely affect the value of the shares and dividends payable to shareholders, in foreign currency terms.

Uncertainty relating to the laws and regulations in China.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Legislation over the past 25 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may not be possible to obtain swift and equitable enforcement of that law. The legal system in China cannot provide shareholders with the same level of protection as in the United States. Chengtong is governed by the laws and regulations generally applicable to local enterprises, and those laws and regulations have been recently introduced, remain experimental in nature and are subject to changes and further amendments.

Controversies affecting China’s trade with the United States could depress the Company’s stock price.

While China has been granted permanent most favored nation trade status in the United States through its entry into the World Trade Organization, controversies and trade disagreements between the United States and China may arise that have a material adverse effect upon the Company’s stock price. Political or trade friction between the United States and China, whether or not actually affecting its business, could also materially and adversely affect the prevailing market price of the Company’s common stock.

Future changes in the labor laws in China may result in the continued increase in labor costs.

The Company has recently experienced an increase in the cost of labor. Any future changes in the labor laws in China could result in the Company having to pay increased labor costs. There can be no assurance that the labor laws will not change, which may have a material adverse effect upon the Company’s business and results of operations.

Risks Relating to Our Common Stock

The market price for shares of our common stock could be volatile; the sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CPSL.” The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment, quarter-to-quarter variations in our anticipated and actual operating results, future financing activities and the open-market trading of our shares, in particular.

The trading market in our common stock is limited and illiquid and may cause volatility in the market price.

As of March 1, 2007, 40%, or 13,964,883 shares, of our issued and outstanding common stock was not owned by affiliates, of which only 1,618,915 were unrestricted and free to trade. Thus, the market price for our common stock is subject to volatility and holders of common stock may be unable to resell their shares at or near their original purchase price or at any price. In the absence of an active trading market:

•	investors may have difficulty buying and selling;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

 Our common stock price is volatile and could decline in the future.

The stock market, in general, has experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies with Chinese operations have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	our financial position and results of operations;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	new regulatory requirements and changes in the existing regulatory environment;

•	the issuance of new equity securities in a future offering;

•	changes in interest rates; and

•	general economic and other national conditions.

Shares eligible for future sale may adversely affect the market price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market, pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to a resale prospectus may have an adverse effect on the market price of our common stock.

One stockholder exercises significant control over matters requiring shareholder approval.

Wo Hing Li, the Company’s President, had voting power as of March 15, 2007, equal to approximately 57% of our voting securities. As a result, Wo Hing Li, through such stock ownership, exercises significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in Wo Hing Li may also have the effect of delaying or preventing a change in control that may otherwise be viewed as beneficial by shareholders other than Wo Hing Li.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC and requirements in connection with the listing of our common stock on The NASDAQ Capital Market. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may require additional financing to fund future operations, including expansion in current and new markets. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current shareholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us. At the Company’s Annual Meeting on December 27, 2006, we received approval from shareholders to issue an undetermined number of our equity securities in an aggregate amount of up to 22,600,000 shares of our common stock, in connection with potential financings on such terms as the Company may determine at the time of such financings and in reliance upon available exemptions from the registration requirements of the Securities Act. Pursuant to such authority and as reported in our Current Report on Form 8-K, dated February 16, 2007, we issued a total of 8,379,627 shares of common stock to accredited institutional and other investors in connection with a private placement in the United States and elsewhere in reliance on exemptions from the registration requirements of the Securities Act.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting purely from market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new products and to expand into new markets. The exploitation of our products may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards and will impose significant additional expenses on us. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process that will be required of our independent registered public accountants is new, and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We do not foresee paying cash dividends in the foreseeable future.

We have not paid cash dividends on our stock, and we do not plan to pay cash dividends on our stock in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the common stock covered hereby by the Selling Stockholders.

SELLING STOCKHOLDERS

The prospectus covers 8,819,814 shares of our common stock that have been sold to the Selling Stockholders identified below, of which (i) 7,451,664 were sold pursuant to Stock Purchase Agreements, dated as of February 16, 2007, to institutional accredited and other investors in reliance upon exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and Regulation D and Regulation S thereunder, (ii) 1,268,150 were issued in offshore transactions in reliance upon the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder in connection with our merger with PSHL in December 2006 and (iii) 100,000 were issued in reliance upon exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and Regulation D thereunder in connection with our merger with PSHL in December 2006. These issuances are described in detail in our Current Reports on Form 8-K, dated as of February 16, 2007, and January 4, 2007, each of which is incorporated herein by reference.

We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive the shares covered by this prospectus from a Selling Stockholder as a gift, partnership distribution or other transfer after the date of this prospectus to resell or dispose of the shares. The table on the next page sets forth:

•	the name of each Selling Stockholder;

•	the number and percent of shares of our common stock that each Selling Stockholder reported to us as beneficially owned as of March 26, 2007; and

•
the number and percent of shares of our common stock that each Selling Stockholder is expected to own beneficially after this offering, assuming that all shares owned prior to the offering are sold in the offering, except as noted below.

The number of shares in the column “Number of Shares Beneficially Owned Prior to the Offering“ also represents all of the shares that each Selling Stockholder, except Belmont Capital Group Limited, or Belmont Capital, may sell under this prospectus. Belmont Capital may sell up to 333,333 shares pursuant to this prospectus. Belmont Capital acted as a financial advisor to our wholly-owned subsidiaries, PSHL and Chengtong, prior to our merger with PSHL, and since December 28, 2006, has acted as a financial advisor to us and our subsidiaries. Belmont Capital served as international placement agent in connection with the private placement of our shares of common stock as referenced above. The shares that Belmont Capital may sell pursuant to this prospectus were purchased by Belmont Capital in the private placement on the same terms as the other investors.

We do not know how long the Selling Stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the Selling Stockholders regarding the sale of any of the resale shares. For purposes of the following table, we have assumed that the Selling Stockholders will sell all of the shares of common stock covered by this prospectus. Except as otherwise set forth below, each Selling Stockholder has sole voting control over the shares shown as beneficially owned. Information concerning the Selling Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Except as otherwise disclosed herein or in documents incorporated herein by reference, the Selling Stockholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the Selling Stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the Selling Stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the Selling Stockholders after this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares owned by them in transactions registered under other effective registration statements.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering(1)
Selling Shareholder	Number of Shares	Percent of Class(2)	Number of Shares	Percent of Class(2)
Shu Keung Leung	1,268,150	3.59%		0%
Clariden Leu Ltd.( Singapore)	349,999	*		0%
Clariden Leu AG (Zurich)	166,666	*		0%
Belmont Capital Group Limited(3)	2,815,312	7.7%	2,481,979	7.0%
Professional Traders Fund, LLC	50,000	*		0%
F. Berdon Co LP	40,000	*		0%
Cornell Capital Partners, L.P.	1,000,000	2.83%		0%
Crestview Capital Master, LLC	1,000,000	2.83%		0%
Enable Opportunity Partners LP(4)	100,000	*		0%
Nite Capital LP	333,333	*		0%
Heller Capital Investments	333,333	*		0%
Pierce Diversified Strategy Master Trust LLC, Ena(5)	50,000	*		0%
Professional Offshore Opportunity Fund	116,667	*		0%
Hudson Bay Fund LP(6)	156,667	*	0%
Evolution Master Fund Ltd. SPC, Segregated Portfolio M	500,000	1.41%	0%
Capital Ventures International	500,000	1.41%	0%
Enable Growth Partners LP(7)	850,000	2.4%	0%
Camofi Master LDC	333,333	*	0%
Excalibur Limited Partnership I(8)	233,333	*	0%
Excalibur Limited Partnership II(8)	100,000	*	0%
Suresh Madan and Sarita Madan	8,333	*	0%
Northbridge Group Limited	120,000	*	0%
Xuguang Sun	333,333	*	0%
Andrew Fan Shing Yang	166,667	*	0%
Hudson Bay Overseas Fund LTD (9)	176,667	*	0%
Strategic Alliance Fund II LP(10)	16,960	*	0%
Strategic Alliance Fund, LP(11)	83,040	*	0%
OraLabs, Inc.	100,000	*	0%

*Represents less than 1%

(1) Except as to Belmont Capital Group Limited, assumes that all shares owned prior to the offering are sold in the offering and no additional shares are acquired by the Selling Stockholder before the completion of this offering.

(2) Based on an aggregate of 35,361,544 shares of our common stock issued and outstanding on March 26, 2007.

(3) Belmont Capital Group Limited beneficially owns 2,815,312, including 983,363 shares issuable upon the exercise of warrants. All shares beneficially owned by Belmont Capital Group Limited, other than the shares sold pursuant to this prospectus, are subject to a limited standstill agreement with the Company, as described in Item 1.01 of the Company’s Current Report on Form 8-K, dated as of February 16, 2007, which is incorporated herein by reference.

(4) Brendan O’Neil, portfolio manager for Enable Opportunity Partners LP, and Mitch Levine, managing partner of Enable Opportunity Partners LP, share voting and dispositive power of the securities held by Enable Opportunity Partners LP. Messrs. O’Neil and Levine disclaim beneficial ownership of the securities held by Enable Opportunity Partners LP.

(5) Brendan O’Neil, portfolio manager for Pierce Diversified Strategy Master Trust LLC, Ena, or Pierce, and Mitch Levine, managing partner of Pierce, share voting and dispositive power of the securities held by Pierce. Messrs. O’Neil and Levine disclaim beneficial ownership of the securities held by Pierce.

(6) Yoav Roth, portfolio manager for Hudson Bay Fund LP, Sander Gerber and John Doscas share voting and dispositive power over the securities held by Hudson Bay Fund LP. Messrs. Roth, Gerber and Doscas disclaim beneficial ownership of the securities held by Hudson Bay Fund LP.

(7) Brendan O’Neil, portfolio manager for Enable Growth Partners LP, and Mitch Levine, managing partner of Enable Growth, share voting and dispositive power of the securities held by Enable Growth Partners LP. Messrs. O’Neil and Levine disclaim beneficial ownership of the securities held by Enable Growth Partners LP.

(8) William Hechter is the President of Excalibur Limited Partnership I and Excalibur Limited Partnership II. William Hechter and other members of Excalibur Limited Partnership I and Excalibur Limited Partnership II disclaim beneficial ownership of the securities held by these funds.

(9) Yoav Roth, portfolio manager for Hudson Bay Overseas Fund LTD, Sander Gerber and John Doscas share voting and dispositive power over the securities held by Hudson Bay Overseas Fund LTD. Messrs. Roth, Gerber and Doscas disclaim beneficial ownership of the securities held by Hudson Bay Overseas Fund LTD.

(10) Members of Strategic Alliance Fund II LP were registered representatives of American Union Securities, Inc. at the time American Union Securities, Inc. served as a placement agent to the Company in connection with the private placement of our common stock as referenced above. Daniel Carlson and John Leo, affiliates and members of Strategic Alliance Fund II LP, have shared voting and dispositive power of the securities held by Strategic Alliance Fund II LP. Messrs. Carlson and Leo disclaim beneficial ownership of the securities held by Strategic Alliance Fund II LP. Mr. Carlson owns 10,000 shares of common stock and warrants to purchase up to 27,500 shares of common stock. Mr. Leo owns 90,000 shares of common stock and warrants to purchase up to 247,500 shares of common stock. All these shares beneficially held by Messrs. Carlson and Leo are subject to a limited standstill agreement with the Company, as described in Item 1.01 of the Company’s Current Report on Form 8-K, dated as of February 16, 2007, which is incorporated herein by reference.

(11) Members of Strategic Alliance Fund, LP were registered representatives of American Union Securities, Inc. at the time American Union Securities, Inc. served as a placement agent to the Company in connection with the private placement of our common stock as referenced above. Daniel Carlson and John Leo, affiliates and members of Strategic Alliance Fund, LP, have shared voting and dispositive power of the securities held by Strategic Alliance Fund, LP. Messrs. Carlson and Leo disclaim beneficial ownership of the securities held by Strategic Alliance Fund, LP. Mr. Carlson owns 10,000 shares of common stock and warrants to purchase up to 27,500 shares of common stock. Mr. Leo owns 90,000 shares of common stock and warrants to purchase up to 247,500 shares of common stock. All these shares held by Messrs. Carlson and Leo are subject to a limited standstill agreement with the Company, as described in Item 1.01 of the Company’s Current Report on Form 8-K, dated as of February 16, 2007, which is incorporated herein by reference.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	sales “at the market” to or through a market maker or into an existing trading market (on an exchange or otherwise) for the resale shares;

•	sales in other ways not involving market makers or established trading markets;

•	a combination of any such methods of sale;

•	any other method permitted pursuant to applicable law.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of their shares of common stock. The Selling Stockholders may offer their shares of common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may transfer shares to discharge indebtedness, as payment for goods or services, or for other non-cash consideration.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters“ within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares. To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this registration statement. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The Company has also agreed to pay certain costs of the Selling Stockholders relating to the registration statement of which this prospectus constitutes a part, estimated to be $62,000:

•	all registration and filing fees;

•	fees and expenses for complying with securities or blue sky laws;

•	fees and expenses incurred in connection with listing the shares offered for resale hereby on The NASDAQ Capital Market; and

•	fees and expenses of our legal counsel, accountants and other experts we retain in connection with the registration.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of our common stock. We also have no obligation to pay any out-of-pocket expenses of the Selling Stockholders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of the common stock.

The Company has agreed with the Selling Stockholders to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) 24 months following the effective date of the registration statement.

In order to comply with the securities laws of certain states, the resale shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption for the registration or qualification requirement is available and is complied with.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARE CAPITAL

Our authorized share capital consists of an unlimited number of common shares, par value $0.001, and an unlimited number of preferred shares, par value $0.001, issuable in series. As of March 15, 2007, there were 35,361,544 common shares outstanding and no preferred shares issued and outstanding. The following is only a summary of our share capital and is qualified in its entirety by the description contained in our registration statement on Form 8-A12G/A filed with the SEC on December 21, 2001, including all amendments or reports filed for the purpose of updating such description, which are incorporated herein by reference. See “Incorporation of Certain Information by Reference.”

Common Shares

Each common share entitles its holder to one vote at meetings of our shareholders, except meetings at which only the holders of another class or series of shares are entitled to vote and, subject to the prior rights of holders of any preferred shares, to receive any dividends declared by the board of directors and to receive our property upon liquidation, dissolution or winding up. All outstanding common shares and preferred shares are fully paid and non-assessable.

Preferred Shares

The Board of Directors has the authority to issue an unlimited number of preferred shares, issuable in series, and to determine prior to any such issuance the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. Preferred shares may, at the discretion of the board of directors, be entitled to preference over the common shares and any other shares ranking junior to the preferred shares with respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding up. If any cumulative dividends or amounts payable on return of capital are not paid in full, preferred shares of all issued series would participate ratably in accordance with the amounts that would be payable on such shares if all such dividends were declared and paid in full or the sums which would be payable on such shares on the return of capital if all amounts so payable were paid in full, as the case may be.

Transfer Agent and Registrant for our Common Stock

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek South, Suite 430, Denver, Colorado 80209, and its telephone number is (303) 282-4800.

ENFORCEABIILTY OF CIVIL LIABILITIES

All but one of the Company’s directors and all of our executive officers reside outside the United States. In addition, our principal executive office is located in Hong Kong. Outside the United States, it may be difficult for investors to enforce judgments obtained against the Company, our director or our officers in actions brought in the United States, including actions predicated upon the civil liability provisions of U.S. federal securities laws.

LEGAL MATTERS

The validity of the issuance of the common stock being offered by this prospectus will be passed upon by Schlueter & Associates P.C., Denver, Colorado. Kirkpartick & Lockhart Preston Gates Ellis LLP, Boston, Massachusetts, has advised us in connection with matters relating to U.S. law.

EXPERTS

The consolidated financial statements of China Precision Steel, Inc. for the year ended June 30, 2006, appearing in our Definitive Proxy Statement, dated November 22, 2006, have been audited by Murrell, Hall, McIntosh & Co. PLLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Such reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC to register the resale of the shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information included in the registration statement. For further information about us, the shares and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC’s website as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

•	our Definitive Proxy Statement, as filed with the SEC on November 22, 2006;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 2006;

•	our Current Reports on Form 8-K filed with the SEC, dated as of December 28, 2006, February 13, 2007, and February 16, 2007; and

•
the description of our common stock contained in our registration statement on Form 8-A12G/A filed with the SEC on December 21, 2001, including all amendments or reports filed for the purpose of updating such description.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

You should rely only upon the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

Upon the written or oral request or any person, including a beneficial owner, to whom this prospectus is delivered, we will provide, at no cost, a copy of any or all of the information that is incorporated by reference in this prospectus but not delivered with this prospectus.

Requests for such documents should be directed to: China Precision Steel, Inc., 8th Floor, Teda Building, 87 Wing Lok Street, Sheung Wan, Hong Kong, People’s Republic of China, Attn: Investor Relations (telephone 86-21-5994-8500).

CAUTIONARY STATEMENTS

No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with this offering of common stock and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which it relates, or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

Subject to Completion, Dated April 2, 2007

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

8,819,814 SHARES

CHINA PRECISION STEEL, INC.

COMMON STOCK

________________________

PROSPECTUS
________________________

April  , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates, except for the SEC registration fee.

SEC registration fee	$1,906.90
Accounting fees and expenses	$3,000.00
Legal fees and expenses	$50,000.00
Transfer agent and registrar fees and expenses	$5,000.00
Miscellaneous expenses	$2,000.00
Total	$61,906.90

Item 15. Indemnification of Directors and Officers.

Under our second amended and restated bylaws, we are required to indemnify our former and current directors and officers of the Company against expenses incurred in any action brought against those persons as a result of their role with the Company, to the fullest extent permitted by law. Similarly, we may, in some circumstances, advance to a person potentially eligible for indemnification the expenses incurred in defending such an action. Under the Colorado Business Corporations Act, we must reimburse the reasonable expenses of a director who was wholly successful in defending an action brought against him or her as a result of his or her role with the Company. The Colorado Business Corporations Act generally requires a person seeking indemnification to have acted in good faith and in a manner he or she reasonably believed to have been in the best interests or the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

The following exhibits are filed herewith and as a part of this registration statement:

Exhibit Number	Description
5.1	Opinion of Schlueter & Associates, P.C.
10.1
Form of Stock Purchase Agreement by and among the Company and the Investors named therein, dated as of February 16, 2007 (incorporated by reference to the Company’s Current Report on Form 8-K, dated February 16, 2007, Exhibit 10.1)

23.1	Consent of Schlueter & Associates, P.C. (included in Exhibit 5).
23.2	Consent of Murrell, Hall, McIntosh & Co., Independent Registered Public Accounting Firm
23.3	Consent of Kirkpartick & Lockhart Preston Gates Ellis LLP.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant hereby undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 2nd day of April, 2007.

CHINA PRECISION STEEL, INC.

By:	/s/ Wo Hing Li
Wo Hing Li Chief Executive Officer and President (Principal Executive Officer)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Wo Hing Li Wo Hing Li	Chief Executive Officer (Principal Executive Officer), President and Director	April 2, 2007

/s/Leada Tak Tai Li Leada Tak Tai Li	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 2, 2007

* Hai Sheng Chen	General Manager, Director	April 2, 2007

* Che Kin Lui	Director	April 2, 2007

* David Peter Wong	Director	April 2, 2007

* Tung Kuen Tsui	Director	April 2, 2007

/s/Leada Tak Tai Li Leada Tak Tai Li Attorney-in-Fact

* By power of attorney

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Schlueter & Associates, P.C.

10.1
Form of Stock Purchase Agreement by and among the Company and the Investors named therein, dated as of February 16, 2007 (incorporated by reference to the Company’s Current Report on Form 8-K, dated February 16, 2007, Exhibit 10.1)

23.1	Consent of Schlueter & Associates, P.C. (included in Exhibit 5).

23.2	Consent of Murrell, Hall, McIntosh & Co. PLLP, Independent Registered Public Accounting Firm

23.3	Consent of Kirkpartick & Lockhart Preston Gates Ellis LLP.